                                                             EXHIBIT 99.d(ii)(S)

                                  AMENDMENT TO
                            AMERICAN AADVANTAGE FUNDS
                          INVESTMENT ADVISORY AGREEMENT

      This Amendment to the Investment Advisory Agreement ("Amendment") is effective as of January 1, 2003 by and between AMR Investment Services, Inc., a Delaware corporation ("AMRIS"), and Brandywine Asset Management, LLC (the "Investment Manager"), a registered investment adviser under the Investment Advisers Act of 1940, as amended.

      Whereas, AMRIS and the Investment Manager entered into an Investment Advisory Agreement dated October 12, 2001 (the "Agreement"), and they desire to amend this Agreement as provided herein;

      Now therefore, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

      1. Amendment.

            a. Section 3 of the Agreement is hereby deleted and replaced with the following:

                  "3. COMPENSATION OF THE ADVISER. For the services to be rendered by the Adviser as provided in Sections 1 and 2 of this Agreement, the Manager shall pay to the Adviser compensation at the rate specified in Schedule A attached hereto and made a part of this Agreement. Such compensation shall be paid to the Adviser quarterly in arrears, and shall be calculated by applying the annual percentage rate(s) as specified in the attached Schedule A to the average daily assets of the specified portfolios during the relevant quarter. Solely for the purpose of calculating the applicable annual percentage rates specified in the attached Schedule(s), there shall be included such other assets as are specified in said Schedule(s)."

            b. Schedule A of the Agreement is hereby amended and replaced with Schedule A, dated as of January 1, 2003 (attached hereto).

      2. Ratification and Confirmation of Agreement. Except as specifically set forth herein, the Agreement is hereby ratified and confirmed in all respects and shall remain in full force and effect.

      3. Counterparts. This amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to be effective as of the 1st day of January, 2003.

BRANDYWINE ASSET MANAGEMENT, LLC            AMR INVESTMENT SERVICES, INC.


By:                                         By:
    ----------------------------------          --------------------------------
    Name:                                       William F. Quinn
    Title:                                      President

Address:                                    Address:
201 North Walnut Street                     4151 Amon Carter Blvd., MD 2450
Wilmington, DE  19801                       Ft. Worth, TX  76155
Attn: Topher Fearey                         Attn: William F. Quinn
Fax: (302) 421-5842                         Fax: (817) 963-3902

                                   Schedule A
                                     to the
                           American AAdvantage Funds
                         Investment Advisory Agreement
                                    between
                         AMR Investment Services, Inc.
                                      and
                        Brandywine Asset Management, LLC

      AMR Investment Services, Inc. shall pay compensation to Brandywine Asset Management, LLC pursuant to section 3 of the Investment Advisory Agreement between said parties in accordance with the following annual percentage rates:

            1.    For assets up to $500 million:
                  Large Cap Value Fund: 0.25%
                  Balanced Fund: 0.225%

            2.    For assets $500 - 600 million:
                  0.225%

            3.    For assets over $600 million:
                  0.20%

      In calculating the amount of assets under management solely for the purpose of determining the applicable percentage rate, there shall be included all other assets or trust assets of American Airlines, Inc. also under management by the Investment Manager.

      For purposes of calculating the fee for assets between $500 million and $600 million, the reduced fee rate will be applied pro rata based on assets for each equity portfolio. For purposes of calculating the fee for assets over $600 million, the reduced fee rate will be applied pro rata based on assets for each portfolio, except for the Small Cap Value Fund.

            4.    Small Cap Value Fund
                  0.50% for assets up to $100 million
                  0.45% for assets between $100 million and $250 million 0.40% for assets over $250 million

      If the management of the accounts commences or terminates at any time other than the beginning or end of a calendar quarter, the fee shall be prorated based on the portion of such calendar quarter during which the Agreement was in force.

Dated: as of January 1, 2003

BRANDYWINE ASSET MANAGEMENT, LLC            AMR INVESTMENT SERVICES, INC.


By:                                         By:
    ----------------------------------          --------------------------------
    Name:                                       William F. Quinn
    Title:                                      President